EXHIBIT 10.1

EXECUTION VERSION

SECOND AMENDMENT

This Second Amendment (this “Agreement”) to the Credit Agreement (as defined below) is dated as of November 16, 2017, and effective in accordance with Section 4 below, by and among WALKER & DUNLOP, INC., a Maryland corporation (the “Borrower”), the Subsidiary Guarantors, the Lenders party hereto (the “Consenting Lenders”) pursuant to an authorization in form and substance reasonably satisfactory to the Administrative Agent (each, a “Lender Authorization”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent.

Statement of Purpose

The Borrower, the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of December 20, 2013 (as amended, supplemented or otherwise modified as of the date hereof, the “Credit Agreement”) pursuant to which the Lenders have extended a certain credit facility to the Borrower, including, without limitation, the Initial Term Loans referred to below.

On the date hereof (but prior to giving effect to this Agreement), there are outstanding Initial Term Loans under the Credit Agreement in an aggregate principal amount of $166,499,090.90.

The Borrower intends to incur a new class of term loans (the “Tranche B-1 Term Loans”) and to concurrently (a) exchange a portion of such Tranche B-1 Term Loans in replacement of Initial Term Loans pursuant to a cashless settlement as described herein and (b) to the extent any Initial Term Loans are not so exchanged, to (i) issue such additional Tranche B-1 Term Loans and use the proceeds of such Tranche B-1 Term Loans to refinance the Initial Term Loans outstanding as of the Effective Date (as defined below) after giving effect to such cashless settlement and/or (ii) with the consent of the Administrative Agent, to repay Initial Term Loans of Lenders not providing Tranche B-1 Term Commitments (as defined below).

The Borrower has requested that the Administrative Agent and the Lenders agree to amend the Credit Agreement as more specifically set forth herein, including, without limitation, to enable the Borrower to exchange Tranche B-1 Term Loans in replacement of Initial Term Loans and to refinance the Initial Term Loans that are not so exchanged with proceeds of the Tranche B-1 Term Loans on the Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Capitalized Terms.  All capitalized undefined terms used in this Agreement (including, without limitation, in the introductory paragraph and the Statement of Purpose hereto) shall have the meanings assigned thereto in the Credit Agreement.

2.                                      Tranche B-1 Term Loans.

(a)                                 The Administrative Agent has made entries in the Register which set forth the allocated commitments (the “Tranche B-1 Term Commitments”) received by it with respect to the Tranche B-1 Term Loans from various financial institutions. The Administrative Agent has notified each Tranche B-1 Term Lender (as defined below) of its allocated Tranche B-1 Term Commitment.  Subject to the satisfaction or waiver of the conditions precedent set forth in Section 4 hereof and to the provisions of Sections 2(c) and 11 hereof, each Person identified in the Register as having a Tranche B-1 Term Commitment as of the Effective Date (each, a “Tranche B-1 Term Lender”) agrees, severally and not jointly, to make, on the Effective Date, a

Tranche B-1 Term Loan to the Borrower in an aggregate principal amount equal to its Tranche B-1 Term Commitment.  Each Tranche B-1 Term Loan shall, except to the extent provided herein, be made pursuant to a cashless settlement of Initial Term Loans of each Existing Lender (as defined below) as described herein and a payment in cash to the Administrative Agent, on behalf of the Borrower, to repay the outstanding Initial Term Loans that are not subject to such cashless settlement.  The Tranche B-1 Term Commitment of each Tranche B-1 Term Lender shall automatically terminate upon the making of the Tranche B-1 Term Loans on the Effective Date. The proceeds of the Tranche B-1 Term Loans shall be used by the Borrower on the Effective Date solely to repay (or replace via cashless settlement) the principal amount of the Initial Term Loans outstanding as of the Effective Date. The transactions contemplated by this Section 2(a) are collectively referred to as the “Amendment Refinancing Transactions”.

(b)                                 Immediately upon the consummation of the Amendment Refinancing Transactions, each reference to the term “Initial Term Loan” in the Credit Agreement and the other Loan Documents shall be deemed to refer to the Tranche B-1 Term Loan.  Except as expressly provided in this Agreement, the Tranche B-1 Term Loans shall be on terms identical to the Initial Term Loans (including as to maturity, amortization, Subsidiary Guarantors, Collateral (and ranking) and payment priority).

(c)                                  Notwithstanding anything herein to the contrary, in connection with any cashless settlement (i) each Lender holding Initial Term Loans immediately prior to the Effective Date (each such Lender, an “Existing Lender”) shall, in lieu of its requirement to fund a Tranche B-1 Term Loan in accordance with Section 2(a) hereof, be deemed to have made to the Borrower a Tranche B-1 Term Loan on the Effective Date in an amount equal to the lesser of (A) the aggregate principal amount of the Initial Term Loans held by such Existing Lender immediately prior to the Effective Date (such Existing Lender’s “Existing Loan Amount”) and (B) such Existing Lender’s Tranche B-1 Term Commitment; provided that if such Existing Lender’s Tranche B-1 Term Commitment exceeds such Existing Lender’s Existing Loan Amount, then such Existing Lender shall be required to fund a Tranche B-1 Term Loan on the Effective Date in accordance with Section 2(a) hereof in an aggregate principal amount equal to such excess, and (ii) the Borrower shall, in lieu of its obligation to prepay Initial Term Loans of any Existing Lender in accordance with Section 2(a) hereof, be deemed to have prepaid, on the Effective Date, an amount of the Initial Term Loans of each Existing Lender in an aggregate principal amount equal to the lesser of (A) such Existing Lender’s Initial Term Loans and (B) such Existing Lender’s Tranche B-1 Term Commitment; provided that (1) if such Existing Lender’s Initial Term Loans exceed such Existing Lender’s Tranche B-1 Commitment, then the Borrower shall be required to prepay in full, on the Effective Date in accordance with Section 2(a) hereof, the outstanding principal amount of the Initial Term Loans of such Existing Lender not deemed to be prepaid pursuant to this clause (ii) and (2) notwithstanding the operation of this clause (ii), the Borrower shall be required to pay to such Existing Lender, on the Effective Date, all accrued but unpaid interest and fees on the outstanding principal amount of the Initial Term Loans of such Existing Lender immediately prior to the Effective Date.

(d)                                 Notwithstanding anything herein to the contrary, each Existing Lender that does not have a Tranche B-1 Term Commitment shall be repaid in full in cash with respect to its Initial Term Loans (which such repayment may, with the consent of the Administrative Agent, be made from sources other than the Tranche B-1 Term Loans) and, by execution of a Lender Authorization as described below, each Tranche B-1 Term Loan Lender hereby consents to the repayments described in this Section 2.

(e)                                  Each Existing Lender party hereto hereby waives any requirement to pay any amounts due and owing to it pursuant to Section 3.9 of the Credit Agreement as a result of the Amendment Refinancing Transactions.

(f)                                   Promptly following the Effective Date, all Term Loan Notes evidencing the Initial Term Loans shall be cancelled and returned to the Borrower, and any Tranche B-1 Term Lender may request that its Tranche B-1 Term Loans be evidenced by a Term Loan Note pursuant to Section 3.5 of the Credit Agreement.

3.                                      Amendments to the Credit Agreement.  The Credit Agreement is hereby amended as follows:

(a)                                 Section 1.1 of the Credit Agreement is amended by:

(i)                                     adding the following new defined terms in appropriate alphabetical order:

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Credit Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.(1)

“Flood Compliance Items” means, with respect to any real property subject to a Facility Mortgage:

(a)                                 a “life of loan” flood hazard certification from the National Research Center, or any successor agency thereto; and

(b)                                 if such parcel of real property is located in a special flood hazard area:

(i)                                     notices to (and confirmation of receipt by) the Borrower as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program because the community does not participate in the National Flood Insurance Program; and

(ii)                                  to the extent flood hazard insurance is available in the community in which the real property is located, a copy of one of the following: (w) the flood hazard insurance policy, (x) the Borrower’s application for a flood hazard insurance policy, together with proof of payment of the premium associated therewith, (y) a declaration page confirming that flood hazard insurance has been issued to the Borrower or (z) such other evidence of flood hazard insurance satisfactory to the Administrative Agent.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority with jurisdiction over any Lender, the Borrower or any of its Subsidiaries or Affiliates.

“Second Amendment Effective Date” means November 16, 2017.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(1) The EU Bail-In Legislation Schedule may be found at

http://www.lma.eu.com/uploads/files/EU%20BAIL-IN%20LEGISLATION%20SCHEDULE%2022-Dec-2015%2010-46%20.pdf

(ii)                                  amending and restating the definition of “Applicable Margin” as follows:

“Applicable Margin” means, 3.00% per annum for LIBOR Rate Loans and 2.00% per annum for Base Rate Loans.  The Applicable Margin shall be increased as, and to the extent, required by Section 3.13.

(iii)                               adding “, implemented” immediately before the words “or issued” at the end of the definition of Change in Law.

(iv)                              deleting the phrase “(excluding, in the case of both clause (b) and clause (c), any individual whose initial nomination for, or assumption of office as, a member of that board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors)” immediately preceding the period at the end of the definition of “Continuing Directors”.

(v)                                 amending the definition of “Defaulting Lender” by (A) deleting the word “or” at the end clause (b)(i) thereto and adding “or (iii) become the subject of a Bail-In Action” immediately before the semi-colon preceding the proviso to clause (b)(ii) of such definition.

(vi)                              amending the definition of “Federal Funds Rate” by (A) deleting the phrase “arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day)” therein and (B) adding the following sentence to the end of such definition:

“Notwithstanding the foregoing, if the Federal Funds  Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.”

(vii)                           amending and restating definition of “LIBOR” as follows:

“LIBOR” means,

(a)                                 for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period.  If, for any reason, such rate is not so published then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, and

(b)                                 for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) as published by the ICE Benchmark

Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day.  If, for any reason, such rate is not so published then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding the foregoing, in no event shall LIBOR be less than 1.00%.

(viii)                        amending and restating definition of “S&P” as follows:

“S&P” means Standard & Poor’s Financial Services LLC, a part of McGraw-Hill Financial and any successor thereto.

(ix)                              amending and restating the definition of Sanctioned Country as follows:

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (including, as of the Second Amendment Effective Date, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

(x)                                 amending and restating the definition of Sanctioned Person as follows:

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s).

(b)                                 Section 2.4(c) of the Credit Agreement is amended by replacing the reference to “First Amendment Effective Date” with “Second Amendment Effective Date”.

(c)                                  Section 3.11(g) of the Credit Agreement is amended by replacing each reference therein to “W-8BEN” with “W-8BEN or W-BEN-E, as applicable”.

(d)                                 Section 5.1 of the Credit Agreement is amended by adding the following sentence thereto:

“No Credit Party nor any Subsidiary thereof is an EEA Financial Institution.”

(e)                                  Section 5.20 of the Credit Agreement is amended and restated as follows:

SECTION 5.20              Anti-Terrorism; Anti-Money Laundering; Anti-Corruption and Sanctions.  No Credit Party nor any of its Subsidiaries or, to their knowledge, any of their Related Parties (a) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (b) is in violation of (i) the Trading with the Enemy Act, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (iii) the PATRIOT Act (collectively, the “Anti-Terrorism Laws”), (c) is a Sanctioned Person, (D) has its assets located in a Sanctioned Country, (E) directly, or indirectly, derives revenues from investments in, or transactions with, Sanctioned Persons or (F) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws.  No part of the proceeds of any Term Loans hereunder will be unlawfully used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that will result in any violation by any Person (including any Lender, the Arranger or the Administrative Agent) of any Anti-Terrorism Laws, any Anti-Corruption Laws, any Anti-Money Laundering Laws or any applicable Sanctions.

(f)                                   Section 6.14 of the Credit Agreement is amended by adding “Flood Compliance Items,” immediately after the words “environmental reports,” and immediately before the word “survey” therein.

(g)                                  Section 7.3 of the Credit Agreement is amended by deleting the word “and” at the end of clause (ii) of subsection (a) thereof.

(h)                                 Section 11.9 of the Credit Agreement is amended by adding the following new subsection (f) thereto:

(f)                                   Cashless Settlement.  Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Term Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

(i)                                     Article XI of the Credit Agreement is amended by adding the following new Sections thereto:

SECTION 11.21       No Advisory or Fiduciary Responsibility.

(a)                                 In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arranger and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arranger or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Arranger or any Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arranger or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arranger or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arranger and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

(b)                                 Each Credit Party acknowledges and agrees that each Lender, the Arranger and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Term Loan Facility) and without any duty to account therefor to any other Lender, the Arranger, the Borrower or any Affiliate of the foregoing.  Each Lender, the Arrangers and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Term Loan Facility or otherwise without having to account for the same to any other Lender, the Arranger, the Borrower or any Affiliate of the foregoing.

SECTION 11.22       Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

4.                                      Conditions to Effectiveness.  Upon the satisfaction or waiver of each of the following conditions, this Agreement shall be deemed to be effective (the date of such satisfaction, the “Effective Date”):

(a)                                 the Administrative Agent shall have received counterparts of this Agreement executed by the Administrative Agent and each of the Credit Parties;

(b)                                 the Administrative Agent shall have received an executed signature page or Lender Authorization directing the Administrative Agent to execute this Agreement on its behalf from each of the affected Lenders and all of the initial Tranche B-1 Term Lenders;

(c)                                  the Borrower shall have paid (i) to the Administrative Agent and the Arranger all fees and reasonable out of pocket costs and expenses incurred by them or their respective Affiliates in connection with this Agreement and (ii) the reasonable fees, disbursements and other charges of counsel for the Administrative Agent and its Affiliates;

(d)                                 the Borrower shall deliver or cause to be delivered a certificate in form and substance reasonably satisfactory to the Administrative Agent and executed by a Responsible Officer of the Borrower certifying that:

(i)                                     either (A) the articles of incorporation (or equivalent) and bylaws (or equivalent) of each Credit Party have not been amended, restated, supplemented or otherwise modified since the Closing Date (or the most recent date of delivery to the Administrative Agent) or (B) attached thereto are true, correct and complete copies of any amendments, supplements or modifications of any articles of incorporation (or equivalent) and bylaws (or equivalent) entered into since the Closing Date (or the most recent date of delivery to the Administrative Agent);

(ii)                                  attached thereto are such resolutions or other action duly adopted by the board of directors (or other governing body) of each Credit Party authorizing and approving the transactions contemplated hereunder and, the execution, delivery and performance of this Agreement; and

(iii)                               attached thereto are such certificates of good standing or the equivalent from each Credit Party’s jurisdiction of organization or formation, as applicable; and

(e)                                  the Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement (including, without limitation, all consents and approvals required from any Agency under any of the Agency Agreements and from any Investor under any of the Investor Agreements that are Material Contracts) and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

Without limiting the generality of the provisions of Section 10.3 of the Credit Agreement, for purposes of determining compliance with the conditions specified in this Section 4, each Lender that has executed a Lender Authorization shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

5.                                      Effect of this Agreement.  Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect.  Except as expressly set forth herein, this Agreement shall not be deemed (a) to be a waiver of, or consent to, a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document, (b) to prejudice any other right or rights which the Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time, (c) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with the Borrower, any Subsidiary Guarantor or any other Person with respect to any waiver, amendment, modification or any other change to the Credit Agreement or the Loan Documents or any rights or remedies arising in favor of the Lenders or the Administrative Agent, or any of them, under or with respect to any such documents or (d) to be a waiver of, or consent to or a modification or amendment of, any other term or condition of any other agreement by and among the Credit Parties, on the one hand, and the Administrative Agent or any other Lender, on the other hand.  References in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein”, and “hereof”) and in any Loan Document to the “Credit Agreement” shall be deemed to be references to the Credit Agreement as modified hereby.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement.  On the Effective Date, the credit facilities described in the Credit Agreement shall be continued by the facilities described herein and, subject to the terms hereof, all loans and other obligations of the Borrower outstanding as of such date under the Credit Agreement shall be deemed to be loans and obligations outstanding under the corresponding facility described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of Initial Term Loans, together with any Tranche B-1 Term Loans funded on the Effective Date, reflect the respective Tranche B-1 Term Commitments of the Tranche B-1 Term Lenders.

6.             Representations and Warranties/No Default.  By its execution hereof,

(a)           the Borrower represents and warrants that the representations and warranties contained in each Loan Document (including this Agreement) are true and correct on and as of the date hereof, other than any such representations or warranties that, by their express terms, refer to an earlier date, in which case they shall have been true and correct on and as of such earlier date and that no Default or Event of Default has occurred and is continuing as of the effective date hereof; and

(b)           each Credit Party hereby certifies, represents and warrants to the Administrative Agent and the Lenders that:

(i)            it has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each other document executed in connection herewith to which it is a party in accordance with their respective terms and the transactions contemplated hereby; and

(ii)           this Agreement and each other document executed in connection herewith has been duly executed and delivered by the duly authorized officers of each Credit Party, and each such document constitutes the legal, valid and binding obligation of each such Credit Party, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

7.             Acknowledgment and Consent.  By its execution hereof, each Credit Party (a) acknowledges and consents to all of the terms and conditions of this Agreement, (b) affirms all of its obligations under the Loan Documents and acknowledges that the covenants, representations, warranties and other obligations set forth in the Credit Agreement, the Notes and the other Loan Documents to which it is a party remain in full force and effect, (c) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting, (d) agrees that this Agreement shall in no manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Loan Documents and (e) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge such Person’s obligations under the Loan Documents.

8.             Miscellaneous.  Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect.  This Agreement is the entire agreement, and supersedes any prior agreements and contemporaneous oral agreements, of the parties concerning its subject matter. This Agreement shall be binding on and inure to the benefit of the parties and their heirs, beneficiaries, successors and permitted assigns. For purposes of determining withholding Taxes imposed under FATCA from and after the effective date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Credit Agreement (as amended by this Agreement) as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

9.             Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.          Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery by telecopier or electronic mail of an executed counterpart of a signature page to this Agreement or Lender Authorization shall be effective as delivery of an original executed counterpart of this Agreement.

11.          Cashless Settlement.  Each of the Existing Lenders executing and delivering a Lender Authorization is a Lender of record holding as of the date of its Lender Authorization the principal amount set forth in the Register of Initial Term Loans outstanding (which excludes accrued interest and other non-principal amounts owing, if any) under the Credit Agreement (with respect to such Existing Lender, such principal amount, the “Existing Principal” and such Loans, the “Existing Loans”) and has agreed to a cashless settlement in its Lender Authorization.

Pursuant to this Agreement, the Tranche B-1 Term Lenders will make new Tranche B-1 Term Loans under the Credit Agreement to the Borrower for the purpose of replacing the Existing Loans.  The Borrower hereby offers to each Existing Lender to exchange the Allocated Amount (as defined below) of the Existing Loans held by such Existing Lender on the Effective Date for Tranche B-1 Term Loans in an aggregate principal amount equal to the Allocated Amount so exchanged, which shall be evidenced and governed by the Credit Agreement and the related Loan Documents as defined therein (such Allocated Amount so exchanged, the “Allocated Loans”), and each Existing Lender providing a Lender Authorization hereby agrees to accept such offer of exchange. Any Existing Lender’s Tranche B-1 Term Commitment that is in excess of its Allocated Loans shall be funded in accordance with Section 2(c) above.

For purposes of this Agreement, the term “Allocated Amount” shall mean, with respect to any Existing Lender, an aggregate principal amount, not to exceed the amount of the Existing Principal owed to such Existing Lender outstanding on the Effective Date immediately prior to giving effect to this Agreement, determined by the Administrative Agent in consultation with the Borrower and notified to the Borrower and each Existing Lender.

Upon satisfaction or waiver of the conditions precedent set forth in Section 4 of this Agreement (including, without limitation, the Borrower paying to the Administrative Agent, for the account of each Existing Lender, all interest and other non-principal amounts then due and owing by the Borrower to such Existing Lender in respect of such Existing Lender’s Existing Loans on the Effective Date) and the funding of the Tranche B-1 Term Loans on the Effective Date, and notwithstanding anything to the contrary contained in the Credit Agreement, the Borrower’s obligations in respect of the Existing Loans of each Existing Lender in the amount equal to such Existing Lender’s Allocated Amount shall be deemed to have been satisfied; provided that if the Allocated Amount with respect to any Existing Lender is less than the Existing Loans of such Lender, then the difference shall be repaid to the extent set forth in and in accordance with the terms of this Agreement.  Upon the Administrative Agent marking the Register as contemplated below, each Existing Lender shall become a “Lender” pursuant to, and for all purposes under, the Credit Agreement with respect to the Allocated Loans.  The Administrative Agent’s determination and entry and completion of the Register shall be conclusive, in each case, absent clearly demonstrable error.  For the avoidance of doubt, it is acknowledged and agreed between the Borrower and each Existing Lender that (i) the Allocated Loans shall be initially made by the Tranche B-1 Term Lenders on the Effective Date, (ii) the Tranche B-1 Term Lenders shall not be required to pay any amount with respect to the Allocated Loans made by any of them, and the Administrative Agent shall not be required to pay any amount with respect to any of the Allocated Loans, but such Allocated Loans shall be transferred to such Existing Lender by marking the Register as contemplated below, and (iii) notwithstanding anything to the contrary contained in the Credit Agreement, each Existing Lender providing a Lender Authorization has agreed to accept, as satisfaction in full of its right to receive payment of the Existing Principal under the Credit Agreement in the amount equal to such Existing Lender’s Allocated Amount, the right to receive for no additional consideration Allocated Loans in accordance herewith.   Notwithstanding anything to the contrary, each Existing Lender agrees to waive its right to compensation for any amounts owing under Section 3.9 of the Credit Agreement.

By executing and delivering a Lender Authorization, each Existing Lender (a) represents and warrants to the Arranger, the Administrative Agent and the other Lenders that (i)(A) it has full power and authority, and has taken all action necessary, to execute and deliver its Lender Authorization and to consummate the transactions contemplated hereby and thereby and to become a Lender under the Credit Agreement in respect of the Allocated Loans, and (B) neither its execution and delivery of the Lender Authorization nor the consummation of the transactions contemplated hereby or thereby conflict with such Existing Lender’s organizational documents or material contracts or with any applicable law, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Allocated Loans, shall have the obligations of a Lender thereunder and (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 of the Credit Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into its Lender Authorization and this Agreement and to accept the Allocated Loans, on the basis of which it has made such analysis and decision independently and without reliance on the Arranger, the Administrative Agent, or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Arranger, the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender thereunder, and (iii) it hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of the Credit Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of the Credit Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto, including, without limitation, pursuant to Article X of the  Credit Agreement.

In order to evidence the exchange contemplated above, the Administrative Agent has notified the Borrower that, upon the occurrence of the Effective Date (and the payment of all interest and other non-principal amounts then due and owing by the Borrower to such Existing Lender in respect of such Existing Lender’s Existing Loans on the Effective Date), it will mark the Register to reflect (a) the Existing Loans of each Existing Lender in the amount equal to such Existing Lender’s Allocated Amount as no longer outstanding and (b) that each Existing Lender is a Lender under the Credit Agreement upon the occurrence of the Effective Date in respect of its Allocated Loans.  None of the Administrative Agent, the Arranger, any other agent, or any of their respective affiliates (each of the foregoing, an “Agent-Related Person”), shall be liable to any Existing Lender, any other Lender, the Borrower or any of their respective affiliates, equity holders or debt holders for any losses, costs, damages or liabilities incurred, directly or indirectly, as a result of any Agent-Related Person, or their counsel or other representatives, taking any action in accordance with the Lender Authorization or this Agreement or executing a Lender Authorization or this Agreement.

12.          Agreement Regarding Tranche B-1 Term Lenders.  Each of the parties hereto (including, by its execution of a Lender Authorization each Tranche B-1 Term Lender) agrees that effective as of the Effective Date any Person executing such Lender Authorization (a) shall be a “Lender” for all purposes of the Credit Agreement and the other Loan Documents, (b) shall perform all of the obligations that are required to be performed by it as such under the Loan Documents and (c) shall be entitled to the benefits, rights and remedies as such set forth in the Loan Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

WALKER & DUNLOP, INC.,
as Borrower

By:	/s/ Stephen P. Theobald
Name:	Stephen P. Theobald
Title:	Executive Vice President, Chief Financial Officer & Treasurer

GUARANTORS:

WALKER & DUNLOP MULTIFAMILY, INC., as a
Subsidiary Guarantor

By:	/s/ Stephen P. Theobald
Name:	Stephen P. Theobald
Title:	Executive Vice President, Chief Financial Officer & Treasurer

WALKER & DUNLOP, LLC, as a Subsidiary Guarantor

By:	/s/ Stephen P. Theobald
Name:	Stephen P. Theobald
Title:	Executive Vice President, Chief Financial Officer & Treasurer

WALKER & DUNLOP CAPITAL, LLC, as a
Subsidiary Guarantor

By:	/s/ Stephen P. Theobald
Name:	Stephen P. Theobald
Title:	Executive Vice President, Chief Financial Officer & Treasurer

W&D BE, INC., as a Subsidiary Guarantor

By:	/s/ Stephen P. Theobald
Name:	Stephen P. Theobald
Title:	Executive Vice President, Chief Financial Officer & Treasurer

Second Amendment to Credit Agreement

Walker & Dunlop, Inc.

Signature Page

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent on behalf of itself and each Consenting Lender

By:	/s/ Jason Prisco
Name:	Jason Prisco
Title:	AVP

Second Amendment to Credit Agreement

Walker & Dunlop, Inc.

Signature Page